Exhibit 3.2(a)

State of Delaware Secretary of State Division of Corporations Delivered 01:37 PM 10/31/2008 FILED 01:29 PM 10/31/2008 SRV 081083419 - 4618220 FILE

CERTIFICATE OF FORMATION
OF
LIMITED LIABILITY COMPANY

FIRST:  The name of the limited liability company is 191 ATHLETIC CLUB MANAGEMENT COMPANY, LLC.

SECOND:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of 191 ATHLETIC CLUB MANAGEMENT COMPANY, LLC this 31st day of October, 2008.

Corporation Service Company, Organizer

By	/s/ Susan M. Sagan
Susan M. Sagan
Authorized Person